Exhibit 10.2

TRANSACTION AGREEMENT

This Transaction Agreement (referred to herein as the “Agreement”) is made as of this 20th day of November, 2017 (“Effective Date”), by and among IMSWorld Publications Ltd. (“IMSWorld”), IMS Health Technology Solutions Norway AS (“IMS Health Norway”), IMS Health GmbH & Co. OHG (“IMS Health GmbH”) and IQVIA Inc. (“QuintilesIMS US,” and collectively with IMSWorld, IMS Health Norway and IMS Health GmbH and each of their respective Affiliates, “QuintilesIMS”), CRA International, Inc. (“CRA International”) and CRA International (UK) Limited (“CRA International (UK)”), and collectively with CRA International and each of their respective Affiliates, “CRA”), and each of the four individuals identified on Exhibit A as Nos. 1, 2, 3 and 4 (collectively referred to herein as “Four Former UK Employees”), and the individual identified on Exhibit A as No. 5 (“Former Norway Employee”).  Each of IMSWorld, IMS Health Norway, IMS Health GmbH, QuintilesIMS US, CRA International and CRA International (UK), the Four Former UK Employees and the Former Norway Employee may hereinafter be referred to as a “Party” and, together, they may hereinafter be referred to as the “Parties.”

RECITALS

WHEREAS, each of the individuals identified on Exhibit A by name and number (each a “Former QI Employee” and collectively “Former QI Employees”) resigned from their jobs with QuintilesIMS and accepted employment with CRA, including the Four Former UK Employees and the Former Norway Employee;

WHEREAS, all of those Former QI Employees were subject to confidentiality obligations to QuintilesIMS in connection with their former QuintilesIMS employment and certain of those Former QI Employees were also subject to certain obligations of non-competition, employee non-solicitation and client non-solicitation in connection with their former QuintilesIMS employment;

WHEREAS QuintilesIMS contends that each of the Four Former UK Employees took QuintilesIMS Confidential Information prior to their departure from QuintilesIMS without QuintilesIMS authorization, and that certain of that QuintilesIMS Confidential Information was

Final Agreement

shared by Former QI Employee No. 3 with certain CRA employees without QuintilesIMS authorization;

WHEREAS, IMSWorld has initiated legal proceedings in the High Court of Justice, Queens Bench Division, United Kingdom against the Four Former UK Employees (Case No. HQ17X01283) arising from disputes related to their departure from QuintilesIMS employment, their performance of certain activities for CRA that was alleged to be in breach of certain restrictive covenants, and the unauthorized use of QuintilesIMS property and information (the “UK Proceedings”);

WHEREAS, IMS Health Norway and IMSWorld contend the Former Norway Employee facilitated CRA’s recruitment of Former QI Employees while he was a global leader in the QuintilesIMS consulting practice, and he failed to act to prevent the unauthorized taking of QuintilesIMS Confidential Information by Former QI Employees, and such actions breached his fiduciary obligations to QuintilesIMS;

WHEREAS, IMS Health Norway and IMSWorld initiated legal proceedings against the Former Norway Employee in the Oslo District Court in Norway, Case No. 17-109473TVI-OTIR/01 arising from disputes relating to the foregoing allegations (“Norway Proceedings”);

WHEREAS, the Former Norway Employee filed a complaint asserting violations of data protection laws against IMS Health Norway and by IMSWorld with the Norwegian Data Protection Authority (the “DPA Complaint”);

WHEREAS, the Parties now desire that they enter into a transaction wherein (i) all disputes among them concerning the Four Former UK Employees’ and the Former Norway Employee’s compliance with their obligations under the Employment Agreements, and other related matters between and among QuintilesIMS, CRA and the Former QI Employees be compromised and settled as specified in this Agreement, (ii) certain obligations relating to certain of the Former QI Employees be reduced and/or limited in scope, and (iii) the Parties are spared the time and expense of further litigation in the UK Proceedings, the Norway Proceedings, and elsewhere, and in respect of the DPA Complaint;

WHEREAS, this Agreement is not and shall not in any way be construed or deemed to be evidence or an admission or a concession of any fault, liability, fact or amount of damages, or any other matter whatsoever on the part of any of the Parties;

In consideration of the promises made in this Agreement, and other good and valuable consideration, the Parties agree as follows:

ARTICLE I - DEFINITIONS

In addition to capitalized terms defined in other parts of this Agreement, the terms below shall have the following meanings when used in this Agreement:

1.1                               “Affiliate” means, with respect to any Party organization, any other entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Party.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

1.2                               “Business Day” means a day on which the banks are open for business in the City of New York, New York, but does not include Saturdays and Sundays.

1.3                               “Employment Agreements” means each of the agreements listed on Exhibit B.

1.4                               “Equity Clawback Rights” means the right of QuintilesIMS to recover, or the obligation of a former employee to forfeit or pay to QuintilesIMS, any proceeds realized by the former employee in connection with the sale or other disposition of QuintilesIMS shares of stock or exercise of QuintilesIMS stock options, pursuant to the applicable plans or agreements governing the terms of any equity award by QuintilesIMS to the former employee.

1.5                               “Non-Compliant Conduct” means the creation, accessing, copying, deletion, modification, processing, transfer, use or printing of QuintilesIMS Confidential Information without QuintilesIMS express written authorization by (a) any Former QI Employee, (b) CRA, (c) any CRA employee, or (d) any of CRA’s agents, contractors or representatives in connection with any of their work arising from or relating to CRA.

1.6                               “Non-Compliant Material” means any QuintilesIMS Confidential Information in the possession, custody or control of any Former QI Employee, or CRA or its employees, agents, contractors or representatives in connection with any of their work arising from or relating to CRA, without QuintilesIMS express written authorization.

1.7                               “Pricing and Market Access Services” means the performance of services associated with the pricing of medicines and gaining and maintaining market access for medicines for the benefit of, directly or indirectly, life science organizations.  The word “pricing” refers to activities undertaken by life sciences companies related to the pricing of medicines, including reimbursement, pay-for-performance, rebates, discounting, reference pricing, and other pricing and payment related topics, and the impact of public policy, industry practices, healthcare treatment practices or other policy or practices on any of these.  The words “market access” refer to activities undertaken by life sciences companies to obtain and retain payer authorization (government and private organizations) to pay for medicines to ensure that all appropriate patients who would benefit have access to medicines at the right price.  Services may include primary and secondary research, analytics, forecasting, assessments, observations and insights, findings and conclusions, recommendations, enhancements, tactics, strategies, health economics and outcomes research, organizational design, development of clinical evidence, and the development and implementation of programs relating to pricing and market access associated with medicines, including the health benefits (including efficacy and safety), financial impact (including direct and indirect costs), and cost-benefit of treatments and therapies.  Pricing and market access activities may relate to or involve one or more healthcare stakeholders, including life science companies, health insurance organizations and other payers (government and private organizations), managed care organizations, providers, patients, government agencies, academia, public policy and regulatory professionals and experts and other participants or influencers in healthcare.  Such activities may focus on any level of geography, including global, regional, national and local.  Pricing and Market Access Services also includes any business development, sales or support activities in connection with any of the foregoing.

1.8                               “QuintilesIMS Confidential Information” means confidential or proprietary information of QuintilesIMS, including trade secrets, in whatever form such information has been disclosed and whether disclosed, received or created on, before or after the Effective Date of this Agreement and regardless of whether such information is labeled or designated formally as confidential.  Examples of QuintilesIMS Confidential Information include technical knowledge; methodologies, computer programs, and work processes of QuintilesIMS; business information provided to or from QuintilesIMS; knowledge of future activities within QuintilesIMS, such as products or services in research and development or marketing plans; confidential information received by QuintilesIMS from third parties; QuintilesIMS national market research data, subnational market research data or other proprietary market research data; and information provided to QuintilesIMS by a third party which QuintilesIMS has agreed to keep confidential, and all information originating or derived from any of the foregoing.

1.9                               “QuintilesIMS Employees” means any person who is not identified on Exhibit A hereto who was employed by QuintilesIMS at any time on or after May 1, 2017.

1.10                        “Target Individuals” means (a) all Former QI Employees, and (b) all CRA employees, agents, contractors or representatives (i) who have been identified prior to the Effective Date, including in connection with the UK Proceedings, as having actual possession or control of Non-Compliant Materials; (ii) who CRA has a good faith reason to believe is likely to have actual possession or control of Non-Compliant Materials derived from QI Confidential Materials originating with any of the Former QI Employees, and (c) who are identified as having actual possession or control (or who CRA has reason to believe is likely to have actual possession or control) of Non-Compliant Materials as a result of the Investigation or Monitoring.

1.11                        “TPA Program” shall mean the QuintilesIMS Third Party Access program.

All references to “employed,” “employee” or “employment” (or related terms) include service or other work performed as a contractor or otherwise on behalf of or for the benefit of CRA.  All references to “solicitation” or “solicit” (or related terms) includes services or activities in support of solicitation by others.

ARTICLE II —CONSIDERATION

2.1                               In consideration of the terms, conditions and obligations of the Parties set forth in this Agreement, including the modification of certain employment restrictions as further described in Sections 4.1 and 4.2 of this Agreement (the “Modified Restrictions”) and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, CRA shall pay to QuintilesIMS the sum of FIVE MILLION EIGHT HUNDRED FORTY THOUSAND DOLLARS ($5,840,000.00) (the “Consideration”) as further described in this Agreement.

2.2                               CRA shall deliver the Consideration to QuintilesIMS in full on the Effective Date. The Consideration paid by CRA shall be made in U.S. Dollars by wire transfer of immediately available funds to the account set forth in Exhibit I to this Agreement.

ARTICLE III — INDIVIDUAL COMPLIANCE WITH EMPLOYMENT AGREEMENTS

3.1                               Former QI Employee No. 1 agrees the post-employment obligations in the Employment Agreements between Former QI Employee No. 1 and QuintilesIMS that are listed on Exhibit B each remain in full force and effect in accordance with the terms of each Employment Agreement, subject to the Modified Restrictions.  If a conflict arises between the express terms of any Employment Agreement and the terms of the Modified Restrictions, the terms of the Modified Restrictions control.  Subject to the Modified Restrictions, Former QI Employee No. 1 agrees to comply with the terms of such Employment Agreements.

3.2                               Former QI Employee No. 2 agrees the post-employment obligations in the Employment Agreements between Former QI Employee No. 2 and QuintilesIMS that are listed on Exhibit B each remain in full force and effect in accordance with the terms of each Employment Agreement, subject to the Modified Restrictions.  If a conflict arises between the express terms of any Employment Agreement and the terms of the Modified Restrictions, the terms of the Modified Restrictions control.  Subject to the Modified Restrictions, Former QI Employee No. 2 agrees to comply with the terms of such Employment Agreements.

3.3                               Former QI Employee No. 3 agrees the post-employment obligations in the Employment Agreements between Former QI Employee No. 3 and QuintilesIMS that are listed on Exhibit B each remain in full force and effect in accordance with the terms of each Employment Agreement, subject to the Modified Restrictions (which replaces any inconsistent arrangements under the Consent Order dated 21 April 2017 in the UK Proceedings (the “April 21 Consent Order”)).  If a conflict arises between the express terms of any Employment Agreement or the April 21 Consent Order and the terms of the Modified Restrictions, the terms of the Modified Restrictions control.  Subject to the Modified Restrictions, Former QI Employee No. 3 agrees to comply with the terms of such Employment Agreements.

3.4                               Former QI Employee No. 4 agrees the post-employment obligations in the Employment Agreements between Former QI Employee No. 4 and QuintilesIMS that are listed on Exhibit B each remain in full force and effect in accordance with the terms of each Employment Agreement, subject to the Modified Restrictions.  If a conflict arises between the express terms of any Employment Agreement and the terms of the Modified Restrictions, the terms of the

Modified Restrictions control.  Subject to the Modified Restrictions, Former QI Employee No. 4 agrees to comply with the terms of such Employment Agreements.

3.5                               Former QI Employee No. 5 agrees the post-employment obligations in the Employment Agreements between Former QI Employee No. 5 and QuintilesIMS that are listed on Exhibit B each remain in full force and effect in accordance with the terms of each Employment Agreement, subject to the Modified Restrictions.  If a conflict arises between the express terms of any Employment Agreement and the terms of the Modified Restrictions, the terms of the Modified Restrictions control.  Subject to the Modified Restrictions, Former QI Employee No. 5 agrees to comply with the terms of such Employment Agreements.

ARTICLE IV — CRA EMPLOYMENT OF FORMER QUINTILESIMS EMPLOYEES

Subject to the terms of the Modified Restrictions, CRA will not interfere with, induce a breach of or support any non-compliance with the terms of any of the Employment Agreements.

4.1                               Non-competition.  CRA acknowledges Former QI Employee Nos. 1, 2, 3, 4, 5, 6, 7 and 14 are each subject to non-competition restrictions in accordance with the terms of their respective Employment Agreements; provided, however, Former QI Employee No. 3 contends her non-compete restriction was previously waived with respect to CRA by an authorized representative of QuintilesIMS.  Notwithstanding the foregoing, CRA and QuintilesIMS agree as follows:

(a)                                 QuintilesIMS agrees to reduce the period of the non-competition restrictions applicable to Former QI Employee Nos. 1, 2, 3, 4, 6 and 14 during their employment with CRA in accordance with the dates set forth in Rider 4.1.

(b)                                 Each of Former QI Employee Nos. 1, 2, 4, 5, 6 and 7 shall not perform or provide any Pricing and Market Access Services on behalf of CRA or any CRA customer, directly or indirectly, until the earlier of (i) the existing non-compete end date in their respective Employment Agreements or (ii) if applicable, their respective reduced non-compete end date set forth in Rider 4.1.  The words “perform or provide” in the preceding sentence includes any assistance, support, advice, knowledge, information, recommendations, labor, research, development, testing, marketing, selling or any other performance or delivery.  This Section 4.1(b) applies to activities whether provided as standalone Pricing and Market Access Services or combined with other services.  This Section 4.1(b) applies to the performance of Pricing and Market Access Services anywhere in the world.

Nothing in this Section 4.1 modifies the terms of any non-competition restriction in any of the Employment Agreements or in any agreement between QuintilesIMS and any individual on Exhibit A, except as expressly stated in this Section 4.1 and Rider 4.1 for the specified individuals.

4.2                               Client non-solicitation.  CRA acknowledges Former QI Employee Nos. 1, 2, 3, 4, 5, 6, 7 and 14 are each subject to client non-solicitation restrictions in accordance with the terms of their respective Employment Agreements.  Notwithstanding the foregoing, CRA and QuintilesIMS agree as follows:

(a)                                 QuintilesIMS agrees to reduce the period of the client non-solicitation restrictions applicable to Former QI Employee Nos. 1, 2, 3, 4, 6 and 14 during their employment with CRA in accordance with Rider 4.2:

(b)                                 QuintilesIMS agrees to limit the client non-solicitation restrictions applicable to Former QI Employee Nos. 1, 2, 3, 4, 5, 6, 7 and 14 during their employment with CRA to the companies specified in Exhibit C.  For the avoidance of doubt, work by Former QI Employee No. 14 on an existing client project and any renewal or expansion of that project will not constitute a breach of the client non-solicitation restriction.

Nothing in this Section 4.2 modifies the terms of any client non-solicitation restriction in any of the Employment Agreements or in any agreement between QuintilesIMS and any individual on Exhibit A, except as expressly stated in this Section 4.2 for the specified individuals.  Insofar as and only to the extent that they are employed by CRA, both Former QI Employee Nos. 6 and 14 are intended third party beneficiaries of Section 4.2(a).  Insofar as and only to the extent that they are employed by CRA, each of Former QI Employee Nos. 6, 7 and 14 are intended third party beneficiaries of Section 4.2(b).  For the avoidance of doubt and by way of example only, a Former QI Employee’s name listed on CRA marketing collateral that is not prepared for a specific project opportunity and is intended solely to reflect that Former QI Employee’s participation within CRA’s Life Sciences practice shall not be deemed a violation of this Section 4.2.

4.3                               Non-Hire.  From the Effective Date up to and through June 30, 2018, CRA will not take, nor will CRA authorize any person or entity on its behalf to take, any of the following actions directly or indirectly:  (a) engage in any recruitment, solicitation or hiring of QuintilesIMS Employees; (b) engage in any discussions regarding employment opportunities at CRA with individuals they actually know (or have a good faith basis to know) at the time of the discussion to be QuintilesIMS Employees (even if a discussion is initiated by the individual seeking employment); and (c) extend any offers of employment to QuintilesIMS Employees.  Further, CRA will withdraw any un-accepted employment offers, if any, made to any QuintilesIMS Employees.

4.4                               Written Instruction and Assurances.  The Former QI Employees had access to QuintilesIMS Confidential Information during their employment with QuintilesIMS (“Prior Employment QI Confidential Information”).  CRA represents it has provided written instruction to each of the Former QI Employees consistent with the following:  (a) not to bring any Prior Employment QI Confidential Information to CRA, provided, however, as to Former QI Employees Nos. 3, 8 and 9, such instruction was provided orally and will be provided again in writing by CRA within five (5) days of the Effective Date, (b) not to use any Prior Employment QI Confidential Information for the direct or indirect benefit of CRA or otherwise in connection with his or her employment with CRA, and (c) not to share any Prior Employment QI Confidential Information with any other CRA employee, agent, contractor or representative.  Further, CRA has received written assurances from each of the Former QI Employees that they will handle Prior Employment QI Confidential Information in a manner that is consistent with each of (a), (b) and (c) of the preceding sentence, provided, however, that as to Former QI Employee Nos. 3, 8 and 9, such assurances were previously received orally and CRA will obtain such assurances again in writing from Former QI Employees Nos. 3,8 and 9 within five (5) days of the Effective Date.

ARTICLE V — INVESTIGATION, MONITORING, REMEDIATION

5.1                               Investigation.  As set forth below, CRA will undertake a thorough forensic investigation of CRA and Target Individuals (subject to any applicable data protection and privacy laws in each relevant country), including forensic examination of CRA equipment and systems and work performed by the Target Individuals, to identify (a) any Non-Compliant Material in their possession, custody or control that may have originated with any of the Former QI Employees, and (b) any Non-Compliant Conduct relating to the findings of any such Non-Compliant Material (the “Investigation”).  The Investigation will be conducted in accordance with the following:

(a)                                 Investigator and Protocol.  CRA has retained Deloitte Financial Advisory Services LLP (“Deloitte”) and personnel at Deloitte with relevant experience (“Investigator”) to perform the Investigation.  To date, the Investigator has copied CRA-issued laptops and CRA-retained emails from the individuals listed on Rider 5.1 (a), and has maintained custody and control of this information. CRA and QuintilesIMS will use best efforts to agree on a reasonable written protocol for the Investigation (“Protocol”), within fifteen (15) days of the Effective Date (the “Protocol Date”), with such agreement on the part of QuintilesIMS and CRA not to be unreasonably withheld or delayed.  The Investigation will be performed in accordance with the Protocol.  CRA will bear all costs related to the Investigation.

(b)                                 Report.  Subject to Section 5.1(d), the Investigator, at the conclusion of its Investigation, shall deliver to both QuintilesIMS and CRA a written report (“Report”) documenting the actions taken by the Investigator in performance of the Investigation and the Investigator’s findings (i.e., the Investigator’s determination of facts discovered during the Investigation, the Investigator’s analysis, and reasonable inferences determined by the Investigator based on the Investigator’s discovery of facts and analysis) with respect to any Non-Compliant Materials or Non-Compliant Conduct.

(c)                                  Cooperation.  CRA shall require, to the extent permissible under applicable laws, that each of the Target Individuals reasonably cooperate in the Investigation and provide all reasonably requested information to the Investigator.  Each of the Four Former UK Employees and the Former Norway Employee agree to reasonably cooperate with the Investigation.  CRA will promptly inform QuintilesIMS if any CRA employee fails to reasonably and promptly cooperate with the Investigation or the requests of the Investigator.

(d)                                 Timing.  The Investigator will use its commercially reasonable efforts to start its Investigation no later than fifteen (15) days from the Protocol Date, and complete its Investigation within ninety (90) days from the start of the Investigation.  The Investigator will use its commercially reasonable efforts to deliver the Report to CRA within fifteen (15) days following the completion of the Investigation.  The Investigator will then deliver the Report to QuintilesIMS within fifteen (15) days following CRA’s receipt of the Report or as soon thereafter as practicable, subject to reasonable and limited redactions necessary to protect CRA or CRA client confidential or proprietary information, and subject to QuintilesIMS’ inspection rights under Section 5.3(a).

(e)                                  Consultation. Within thirty (30) days following QuintilesIMS receipt of the Report, QuintilesIMS may request a consultation with the Investigator to discuss and clarify the findings in the Report. CRA shall be entitled to participate in any such consultation. Investigator personnel leading the Investigation will be reasonably available for such consultation to discuss the actions taken by the Investigator in performance of the Investigation, the information contained in the Report, and answer QuintilesIMS questions relating to the Investigation and the Report.

5.2                               Monitoring.  For a period of six months following the Effective Date, CRA shall undertake reasonable steps to monitor the work activities of the Target Individuals, including monitoring of CRA equipment and systems used by Target Individuals to conduct CRA business, to confirm the Target Individuals are not engaged in Non-Compliant Conduct and do not possess or control Non-Compliant Material (“Monitoring”).  CRA and QuintilesIMS agree that Monitoring may be proportionate to the risks identified in connection with the Investigation and Monitoring (e.g., Monitoring may involve lower intensity Monitoring activities such as sampling for lower risk individuals; Monitoring may involve higher intensity Monitoring activities such as user activity monitoring for higher risk individuals).

5.3                               Remediation.  All Non-Compliant Material and Non-Compliant Conduct (including any discovered by the Investigator or CRA personnel, whether on, before or after the Effective Date) shall be subject to the remediation described in this Section 5.3.

(a)                                 CRA’s Proposed Response to the Report.  For any Non-Compliant Material or Non-Compliant Conduct identified in the Investigator’s Report, CRA will promptly notify  QuintilesIMS of CRA’s proposal to remedy such Non-Compliant Material and Non-Compliant Conduct, with such notice to be delivered no later than when the Investigator delivers the Report to QuintilesIMS under Section 5.1(d) (“Investigation Notice of Non-Compliance”).  Further, CRA will cooperate with QuintilesIMS to promptly find a mutually acceptable time, place and manner to provide any Non-Compliant Material for inspection by QuintilesIMS.

(b)                                 CRA’s Proposed Response during Monitoring.  If CRA discovers any Non-Compliant Material or Non-Compliant Conduct during Monitoring, CRA will notify QuintilesIMS within five (5) Business Days of such discovery in writing, with such notice containing a reasonable description of the Non-Compliant Material and/or Non-Compliant Conduct, CRA’s proposal to remedy the issue, and proposing a reasonable time, place and manner for QuintilesIMS’ inspection of the Non-Compliant Material, subject to appropriate confidentiality restrictions (“Monitoring Notice of Non-Compliance”).

(c)                                  Removal/Quarantine:  Upon QuintilesIMS’ receipt of an Investigation Notice of Non-Compliance or a Monitoring Notice of Non-Compliance, CRA and QuintilesIMS shall promptly confer and agree upon reasonable procedures for removing the Non-Compliant Material, so that it may not be further accessed by any CRA employee or other unauthorized individual, and in a manner consistent with CRA’s data preservation obligations and this Agreement.  If such removal cannot be effectuated consistent with CRA’s data preservation obligations and this Agreement, the Non-Compliant Material shall be quarantined in a manner mutually agreed upon by CRA and QuintilesIMS.

(d)                                 Certification of Destruction/Deletion:   Upon the conclusion of any investigation concerning Non-Compliant Material, and subject to QuintilesIMS’ approval (which approval will not be unreasonably delayed or denied), CRA shall destroy (or in the case of electronic materials, permanently delete) all Non-Compliant Materials and provide a certification of such destruction or deletion to QuintilesIMS.  Any such destruction shall not include any requirement to search or delete any CRA emergency back-up systems, tapes or similar disaster recovery systems (collectively “Back-up Copies”); provided, however, CRA will not use, distribute or provide any individual access (other than access by IT personnel in their day to day capacity as

IT personnel overseeing such back-up systems), to any QuintilesIMS Confidential Information on any Back-up Copies.

(e)                                  Disciplinary action.  Any CRA employee who engaged in Non-Compliant Conduct or possesses or controls Non-Compliant Material will be subject to disciplinary action commensurate with the non-compliance, up to and including termination of employment, as determined by CRA, in its sole discretion.

5.4.                            CRA Confidential Information. CRA shall be entitled to make reasonable redactions from any Report, or notice set out above, of any information that CRA believes to be confidential or proprietary information of CRA or any CRA client, subject to QuintilesIMS’ inspection rights in Section 5.3(a); provided, however, CRA agrees to redact the minimum amount necessary to protect the confidentiality of CRA’s information.  CRA agrees to reasonably cooperate with QuintilesIMS to discuss the nature of such redacted information and why CRA believes it is entitled to redact such information, including whether any such redacted information is derived in whole or in part from QuintilesIMS Confidential Information (in which case QuintilesIMS is entitled to inspect such information and CRA and QuintilesIMS shall agree upon reasonable procedures for such inspection, including but not limited to review on an attorneys-eyes only basis).

5.5.                            Obligations Subject to Data Protection and Data Privacy Laws. The rights and obligations set forth in this Article V are subject to any applicable data privacy, data protection and employment laws or regulations of any jurisdiction wherever located.

ARTICLE VI - RELEASES AND COVENANTS NOT TO SUE

6.1                               QuintilesIMS Release of the Four Former UK Employees.  QuintilesIMS and its  present and former parent entities, subsidiaries, divisions, and Affiliates, their respective officers, directors, employees, agents, subrogees and insurers, and their respective successors, predecessors, assigns, heirs, executors, administrators, attorneys, servants, agents and representatives (collectively, “QuintilesIMS Parties”), hereby and forever release, acquit, and discharge each of the Four Former UK Employees and each of their respective assigns, heirs, executors, administrators, attorneys, servants, agents, successors, predecessors, insurers, subrogees and representatives (collectively, “Four Former UK Employee Parties”), from any and all claims or causes of action, debts, suits, rights of action, dues, sums of money, accounts, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, variances, executions, demands or obligations of any kind or nature whatsoever, matured or unmatured, liquidated or unliquidated, absolute or contingent, known or unknown, suspected or unsuspected, including any costs and legal fees (collectively, “Claims”), solely arising out of, or relating to (a) the investigation and enforcement of Claims in the UK Proceedings, including the matters disclosed in the Affidavits provided by the Four Former UK Employees and Mr. Jonathan Yellin in the UK Proceedings, any information previously provided by Kroll Worldwide to QuintilesIMS in connection with the UK Proceedings and any information provided by QuintilesIMS external counsel (Pinsent Masons LLP) to CRA’s external counsel  (Taylor Wessing LLP) in connection with the UK Proceedings; (b) the Four Former UK Employees’ and the Former Norway Employee’s employment with QuintilesIMS, including any Equity Clawback Rights relating to Former QI Employee Nos. 1, 2, 4 and 5; (c) CRA’s, the Four Former UK Employees’ and the Former Norway Employee’s direct and indirect recruitment activities of any QuintilesIMS employees prior to the Effective Date, and CRA’s hiring and employment of the individuals identified on Exhibit A hereto; and (d) all Non-Compliant Materials and Non-Compliant Conduct prior to the Effective Date revealed in the Investigation, provided that the Investigation is completed, the Report is delivered, and findings of Non-Compliant Material and Non-Compliant conduct are remediated in accordance with the Protocol and Article V.

6.2                               QuintilesIMS Release of CRA.  The QuintilesIMS Parties hereby and forever release, acquit, and discharge each of CRA and its present and former parent entities, subsidiaries, divisions, and Affiliates, their respective officers, directors, employees, agents, subrogees and insurers, and their respective successors, predecessors, assigns, heirs, executors, administrators, attorneys, servants, agents and representatives (collectively, “CRA Parties”), from any and all Claims solely arising out of, or relating to: (a) the investigation and enforcement of Claims in the UK Proceedings, including the matters disclosed in the Affidavits provided by the Four Former UK Employees and Mr. Jonathan Yellin in the UK Proceedings, any information previously provided by Kroll Worldwide to QuintilesIMS in connection with the UK Proceedings, and any information provided by QuintilesIMS external counsel (Pinsent Masons LLP) to CRA’s external counsel  (Taylor Wessing LLP) in connection with the UK Proceedings; (b) the Four Former UK Employees’ and the Former Norway Employee’s employment with QuintilesIMS, including any Equity Clawback Rights relating to Former QI Employee Nos. 1, 2, 4 and 5; (c) CRA’s, the Four Former UK Employees’ and the Former Norway Employee’s direct and indirect recruitment activities of any QuintilesIMS employees prior to the Effective Date, and CRA’s hiring and employment of the individuals identified on Exhibit A hereto; and (d) all Non-Compliant Materials and Non-Compliant Conduct prior to the Effective Date revealed in the Investigation, provided that the Investigation is completed, the Report is delivered, and findings of Non-Compliant Material and Non-Compliant conduct are remediated in accordance with the Protocol and Article V.

6.3                               Four Former UK Employees’ Releases of QuintilesIMS.  The Four Former UK Employee Parties hereby and forever release, acquit, and discharge each of the QuintilesIMS Parties, from any and all Claims, solely arising out of, or relating to: (a) the investigation and enforcement of Claims in the UK Proceedings, including the matters disclosed in the Affidavits provided by the Four Former UK Employees and Mr. Jonathan Yellin in the UK Proceedings, any information previously provided by Kroll Worldwide to QuintilesIMS in connection with the UK Proceedings, and any information provided by QuintilesIMS external counsel (Pinsent Masons LLP) to CRA’s external counsel  (Taylor Wessing LLP) in connection with the UK Proceedings; (b) the Four Former UK Employees’ and the Former Norway Employee’s employment with QuintilesIMS, including any Equity Clawback Rights relating to Former QI Employee Nos. 1, 2, 4 and 5 and any further Claim to compensation from QuintilesIMS pursuant to any non-competition restriction; (c) CRA’s, the Four Former UK Employees’ and the Former Norway Employee’s direct and indirect recruitment activities of any QuintilesIMS employees prior to the Effective Date, and CRA’s hiring and employment of the individuals identified on Exhibit A hereto; and (d) all Non-Compliant Materials and Non-Compliant Conduct prior to the Effective Date revealed in the Investigation, provided that the Investigation is completed, the Report is delivered, and findings of Non-Compliant Material and Non-Compliant conduct are remediated in accordance with the Protocol and Article V.

6.4                               CRA Release of QuintilesIMS.  The CRA Parties hereby and forever release, acquit, and discharge each of the QuintilesIMS Parties, from any and all Claims solely arising out of, or relating to: (a) the investigation and enforcement of Claims in the UK Proceedings, including the matters disclosed in the Affidavits provided by the Four Former UK Employees and Mr. Jonathan Yellin in the UK Proceedings, any information previously provided by Kroll Worldwide to QuintilesIMS in connection with the UK Proceedings and any information provided by QuintilesIMS external counsel (Pinsent Masons LLP) to CRA’s external counsel  (Taylor Wessing LLP) in connection with the UK Proceedings; (b) the Four Former UK Employees’ and the Former Norway Employee’s employment with QuintilesIMS, including any Equity Clawback Rights relating to Former QI Employee Nos. 1, 2, 4 and 5 and any further Claim to compensation from QuintilesIMS pursuant to any non-competition restriction; (c) CRA’s, the Four Former UK Employees’ and the Former Norway Employee’s direct and indirect recruitment activities of any QuintilesIMS employees prior to the Effective Date, and CRA’s hiring and employment of the individuals identified on Exhibit A hereto; and (d) all Non-Compliant Materials and Non-Compliant Conduct prior to the Effective Date revealed in the Investigation, provided that the Investigation is completed, the Report is delivered, and findings of Non-Compliant Material and Non-Compliant conduct are remediated in accordance with the Protocol and Article V.

6.5                               No Release of Certain Claims.  Notwithstanding any contrary provision of this Agreement, the QuintilesIMS Parties do not release any Claims of any nature arising from or related to: (a) any misconduct concerning Non-Compliant Material or Non-Compliant Conduct that occurred on or after the Effective Date or has not been disclosed in the Investigation Report; (b) any material violation of this Agreement; (c) any material violation of the Employment Agreements (as modified by Sections 4.1 and 4.2) on or after the Effective Date; (d) the CRA Parties’ hiring or employment of any person other than the individuals identified on Exhibit A; or (e) violation by individuals identified on Exhibit A of their confidentiality, restrictive covenant, and other post-employment obligations to the QuintilesIMS Parties on or after the Effective Date (other than as modified in Sections 4.1 and 4.2).  In addition, should any beneficiary of the releases contained in Sections 6.1 and 6.2 seek to enforce any Claims against any of the QuintilesIMS Parties arising from matters as to which they enjoy a release under Sections 6.1 and 6.2 or in relation to the investigation and enforcement of Claims in the UK Proceedings, Norway Proceedings or in respect of the DPA Complaint, CRA and each of the Four Former UK Employees and the Former Norway Employee agree that the releases contained in Sections 6.1 and 6.2 shall be null and void as to that beneficiary.

6.6                               Covenant Not to Sue.  Each of the QuintilesIMS Parties, the CRA Parties, the Four Former UK Employee Parties and the Former Norway Employee Party covenant that, to the extent permitted by applicable law, neither they, nor any of their respective present or former parent entities, subsidiaries, divisions, or Affiliates, their respective officers, directors, employees, agents, subrogees, or insurers, or their respective successors, predecessors, assigns, heirs, executors, administrators, attorneys, servants, agents, or representatives will commence, prosecute, or cause to be commenced or prosecuted against one another or their respective present or former parent entities, subsidiaries, divisions, or Affiliates, or their respective officers, directors, employees, agents, subrogees, or insurers, or their respective successors, predecessors, assigns, heirs, executors, administrators, attorneys, servants, agents, or representatives any action or other proceeding based upon any Claims, demands, causes of action, obligations, damages, or liabilities that they are releasing by this Agreement.

6.7                               Stay of UK Proceedings.  On or before the Effective Date, counsel for QuintilesIMS shall execute and deliver to CRA the Consent Order in the form attached hereto as Exhibit E, which CRA shall hold in escrow (and not cause to be filed in the UK Proceedings) until the Consideration is paid to QuintilesIMS in accordance with Article II of this Agreement.  Upon QuintilesIMS’ receipt of the Consideration, QuintilesIMS will promptly inform CRA that CRA and the Four Former UK Employees’ counsel in England is authorized to counter-sign Exhibit E and file Exhibit E in the UK Proceedings, and CRA and the Four Former UK Employees shall instruct their counsel in England to file the Consent Order at Court in the UK Proceedings.

6.8                               Resolution of Norway Proceedings and DPA Complaint.  On or before the Effective Date, counsel for QuintilesIMS shall execute and deliver to CRA the Norwegian-language pleading attached hereto as Exhibit G, which CRA shall hold in escrow (and not cause to be filed in the Norway Proceedings) until the Consideration is paid to QuintilesIMS in accordance with Article II of this Agreement.  Upon QuintilesIMS’ receipt of the Consideration, QuintilesIMS will promptly inform CRA that CRA and Former Norway Employee’s counsel in Norway is authorized to counter-sign Exhibit G and file Exhibit G in the Norway Proceedings, and CRA and the Former Norway Employee shall instruct their counsel in Norway to file Exhibit G in the Norway  Proceedings.   On the Effective Date, counsel to the Former Norway Employee shall deliver to the Norwegian Data Protection Authority a Notice in the Norwegian-language form attached hereto as Exhibit H withdrawing the DPA Complaint.  The unofficial English translations of the pleading and notice in Exhibits G and H respectively are included for informational purposes only.  CRA and the Former Norway Employee each agree to provide reasonable assistance to QuintilesIMS upon request in connection with defending or resolving any matter before the Norwegian Data Protection Authority arising from or relating to the DPA Complaint.

ARTICLE VII — NORWAY PROCEEDINGS

In consideration of the matters and payment specified in Section 2.1 of this Agreement and this Article VII, the Parties agree to the following:

7.1                               QuintilesIMS Release of the Former Norway Employee.  The QuintilesIMS Parties hereby and forever release, acquit, and discharge the Former Norway Employee and each of his assigns, heirs, executors, administrators, attorneys, servants, agents, successors, predecessors, insurers, subrogees and representatives (collectively, the “Former Norway Employee Parties”), from any and all Claims solely arising out of, or relating to (a) the investigation and enforcement of Claims in the UK Proceedings, including the matters disclosed in the Affidavits provided by the Four Former UK Employees and Mr. Jonathan Yellin in the UK Proceedings, any information previously provided by Kroll Worldwide to QuintilesIMS in connection with the UK Proceedings, and any information provided by QuintilesIMS external counsel (Pinsent Masons LLP) to CRA’s external counsel  (Taylor Wessing LLP) in connection with the UK Proceedings; (b) the Four Former UK Employees’ and the Former Norway Employee’s employment with QuintilesIMS, including any Equity Clawback Rights relating to Former QI Employee Nos. 1, 2, 4 and 5 and any further Claim to compensation from QuintilesIMS pursuant to any non-competition restriction; (c) CRA’s, the Four Former UK Employees’ and the Former Norway Employee’s direct or indirect recruitment activities of any QuintilesIMS employees prior to the Effective Date, and CRA’s hiring and employment of the individuals identified on Exhibit A hereto; (d) all Non-Compliant Materials and Non-Compliant Conduct prior to the Effective Date revealed in the Investigation, provided that the Investigation is completed, the Report is delivered, and findings of Non-Compliant Material and Non-Compliant conduct are remediated in accordance with the Protocol and Article V; and (e) the Norway Proceedings and the DPA Complaint.

7.2                               Former Norway Employee Release of QuintilesIMS.  The Former Norway Employee Parties hereby and forever release, acquit, and discharge each of the QuintilesIMS Parties from any and all Claims, solely arising out of, or relating to: (a) the investigation and enforcement of Claims in the UK Proceedings, including the matters disclosed in the Affidavits provided by the Four Former UK Employees and Mr. Jonathan Yellin in the UK Proceedings, any information previously provided by Kroll Worldwide to QuintilesIMS in connection with the UK Proceedings, and any information provided by QuintilesIMS external counsel (Pinsent Masons LLP) to CRA’s external counsel  (Taylor Wessing LLP) in connection with the UK Proceedings; (b) the Four Former UK Employees’ and the Former Norway Employee’s employment with QuintilesIMS, including any Equity Clawback Rights relating to Former QI Employee Nos. 1, 2, 4 and 5 and any further Claim to compensation from QuintilesIMS pursuant to any non-competition restriction; (c) CRA’s, the Four Former UK Employees’ and the Former Norway Employee’s direct and indirect recruitment activities of any QuintilesIMS employees prior to the Effective Date, and CRA’s hiring and employment of the individuals identified on Exhibit A hereto; (d) all Non-Compliant Materials and Non-Compliant Conduct prior to the Effective Date revealed in the Investigation, provided that the Investigation is completed, the Report is delivered, and findings of Non-Compliant Material and Non-Compliant conduct are remediated in accordance with the Protocol and Article V; and (e) the Norway Proceedings and the DPA Complaint.

7.3                               The Former Norway Employee shall comply with the terms of Article VIII of this Agreement.

7.4.                            The Former Norway Employee waives any Claim to any further compensation under his Employment Agreements with QuintilesIMS or in respect of any non-competition restriction, including Section 1 of his Restrictive Covenant Agreement.

7.5                               Notwithstanding any contrary term in this Agreement, in the event the Norwegian Data Protection Authority does not dismiss the DPA Complaint and pursues the Claims alleged therein despite delivery of the notice attached as Exhibit H to this Agreement, CRA shall indemnify and hold the QuintilesIMS Parties harmless for fifty-percent (50%) of all costs and reasonable legal fees incurred (after the Effective Date) in connection with that proceeding, as well as fifty-percent (50%)  of all penalties and fines that may be imposed (collectively, the “DPA Complaint Costs”) subject to a cap of US$50,000, which shall be paid to QuintilesIMS within fifteen (15) Business Days of CRA’s receipt of an invoice from QuintilesIMS documenting the DPA Complaint Costs and their amounts.  QuintilesIMS may deliver such invoices to CRA up to one (1) time each calendar month.

ARTICLE VIII — RESTRICTED EMPLOYEE ACCESS

During CRA’s employment of the Former Norway Employee (“Restricted Employee”), CRA will use its best efforts to (a) ensure the Restricted Employee does not obtain, access or receive, directly or indirectly, any QuintilesIMS Confidential Information from any CRA employee agent, subcontractor or representative or otherwise have any access to QuintilesIMS Confidential Information arising from or relating to his work for CRA, including any QuintilesIMS data CRA receives under the TPA Program or any information or materials derived from QuintilesIMS data (“Restricted Access Requirements”), (b) create and maintain documentation to evidence CRA’s compliance with this requirement (“Documentation Requirements”), (c) take affirmative actions to communicate this requirement to employees, actively monitor CRA’s compliance with this Article VIII, and promptly notify QuintilesIMS of any non-compliance (“Compliance Requirements”), and (d) make information, documents and employees available to QuintilesIMS representatives in response to requests to audit CRA’s compliance with this Article VIII (“Audit Requirements”).  In connection with the foregoing, CRA will abide by the obligations of this Article VIII and Exhibit D beginning on the Effective Date and continuing until the earlier of (i) written notification from an authorized QuintilesIMS officer referring to this Article VIII and expressly stating these obligations may be discontinued, (ii) three (3) years from the Effective Date or (iii) termination of the Restricted Employee’s employment with CRA.

ARTICLE IX - NOTICE

Any notice required or permitted to be given by this Agreement shall be delivered by email, and hand or overnight or international courier, to:

QuintilesIMS, to: QuintilesIMS, Office of General Counsel, 100 IMS Drive, Parsippany, New Jersey 07054  USA, Attention:  General Counsel (email: officeofgeneralcounsel@quintilesIMS.com and Harvey.ashman@quintilesims.com), with a required copy to Michael Carlinsky, Esq. (michaelcarlinsky@quinnemanuel.com) and John H. Chun (johnchun@quinnemanuel.com), Quinn Emanuel Urquhart & Sullivan LLP, 51 Madison Avenue, 22nd Floor, New York, New York 10010, USA.

CRA, to: Jonathan D. Yellin, Charles River Associates, 200 Clarendon Street, T-9, Boston, MA 02116 (email: Jyellin@crai.com) with a required copy to Jason M. Halper, Cadwalader, Wickersham & Taft LLP, 200 Liberty Street, New York, N.Y. 10281 (email: Jason.halper@cwt.com)

UK Counsel to: Paul Callaghan, Taylor Wessing, 5 New Street Square London EC4A 3TW, United Kingdom (email: P.Callaghan@taylorwessing.com)

For Former QI Employee Nos. 1, 2, 3, 4, and 5:  See Exhibit A

ARTICLE X - MISCELLANEOUS

10.1                        Injunctive Relief.  Should a Court determine in connection with deciding a motion for a temporary restraining order, preliminary and/or permanent injunction that it is reasonably likely that CRA, the Four Former UK Employees or the Former Norway Employee materially breached this Agreement, the Parties agree that the resultant injury to QuintilesIMS will be deemed irreparable, and the consent injunction against CRA, the Four Former UK Employees and the Former Norway Employee annexed hereto as Exhibit F, may be filed exclusively in the federal District Court of Massachusetts or Massachusetts state court, Suffolk County, to go into effect immediately upon entry by the Court (including but not limited to in connection with QuintilesIMS’ request for temporary or preliminary injunctive relief), and service upon CRA, the Four Former UK Employees and the Former Norway Employee. For avoidance of doubt, a Court determination in connection with an application for an ex parte temporary restraining order shall not entitle a party to file the consent injunction annexed as Exhibit F.  Further, the remedies described in this Section 10.1 shall be in addition to any other remedy to which QuintilesIMS may be entitled.

10.2                        Representations and Warranties.  The Parties represent and warrant that each is the sole and lawful owner of all rights, title, and interest in and to all matters each is releasing pursuant to this Agreement, and that none of the Parties has assigned or transferred, or purported to assign or transfer, any of such released matters, in whole or in part, to any other person or entity.

10.3                        No Admission.  The Parties acknowledge that this Agreement is entered into solely for the purpose of compromising, concluding, and preventing further involvement in any dispute between them, and that this Agreement and the actions taken pursuant to it do not constitute an admission of liability or wrongdoing by any of them.

10.4                        Confidentiality.  Except as otherwise provided in this Agreement, each of the Parties agrees that, from and after the Effective Date, neither it, nor its attorneys, shall: (i) divulge to any person or entity the fact, terms and conditions of this Agreement, any payments made pursuant to this Agreement, and/or the negotiations relating thereto; or (ii) make any public statements concerning, or otherwise publicize, the Claims that are the subject matter hereof or have any discussions of such matters with any person or entity. Notwithstanding the foregoing, nothing herein shall prohibit any Party from making disclosures: (i) to such Party’s attorneys, employees, officers, directors, auditors, accountants, tax advisors, insurers, financial sources and/or financial advisors; provided such persons agree to keep said information confidential and not disclose it to others except as required by law or regulatory filing requirements or inquiry; (ii) as may be necessary for purposes of tax or other reporting required by law and/or any regulatory inquiry; (iii) in response to court order, administrative order, subpoena or other legal process, pursuant to any request of any regulatory body or otherwise as required by law; (iv) in connection with an action or proceeding to enforce this Agreement; and/or (v) with the written permission of the other Party; provided, however, the non-disclosure obligations of this Section 10.4 will not apply to information which is generally available to the public. In the event that a Party concludes that it must make such disclosure pursuant to subsection (iii) of this Section 10.4 or will not or cannot file the Agreement under seal in connection with an action to enforce this Agreement pursuant to subsection (iv) of this Section 10.4, then, except as prohibited by law, that Party shall, as soon as reasonably practicable after reaching that conclusion, provide written notification to the other Parties that such disclosure has been requested or will be made so as to permit the other Parties to seek appropriate relief including as applicable moving for a protective order. For avoidance of doubt, nothing in this Section 10.4 requires a party that believes that disclosure of this Agreement is necessary pursuant to subsection (iii) or (iv) hereunder to seek a protective order or otherwise to seek affirmative relief to maintain the confidentiality of this Agreement, other than providing prompt notice to the other Parties hereto that disclosure has been requested or will be made.  The Parties agree that irreparable damage would occur if this Section 10.4 were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, including seeking an injunction to enforce this Section 10.4, in addition to any other remedy to which they are entitled at law or in equity.  Notwithstanding the foregoing, the Parties acknowledge that CRA intends to file this Agreement with the United States Securities and Exchange Commission, but shall redact in their entirety from such filing Exhibits A to C and I, and Riders 4.1 and 4.2.

10.5                        Entire Agreement.  This Agreement, including all its exhibits and riders, constitutes the entire agreement and understanding between the Parties with respect to the subject matter of this Agreement and supersedes any prior or contemporaneous oral or written agreements, proposed agreements, negotiations, and discussions between the Parties except as expressly provided in this Agreement.  This Agreement may not be altered, modified, or amended, except by writing executed by the Parties, nor may any of its provisions be waived, except in writing by the Party granting such waiver.  The Parties each acknowledge that, other than as stated in this Agreement, no other party, agent, or attorney of any other Party has made any promise or representation or warranty to induce the Party to enter into this Agreement, and each Party acknowledges that it, he or she has not executed this Agreement in reliance upon any such promise, representation, or warranty not contained in this Agreement.

10.6                        Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, personal representatives, successors, assigns, and any corporation, partnership, or other entity into or with which any Party may merge, consolidate, or reorganize.

10.7                        Severability.  The provisions of this Agreement are severable.  Should any of the provisions of this Agreement be rendered invalid or modified by a court or government agency of competent jurisdiction, it is agreed that this shall not in any way or manner affect the enforceability of the other provisions of this Agreement which shall remain in full force and effect, and as to such invalidation or modification, this Agreement shall be given the fullest interpretation allowed by its plain meaning.

10.8                        Governing Law; Forum.  This Agreement shall be governed by, and construed in accordance with, the laws of Massachusetts, without regard to its conflict of law rules.  The

Parties agree that any action or proceeding with respect to this Agreement shall be brought exclusively in either the United States District Court for District of Massachusetts, or a Massachusetts state court sitting in Suffolk County.  The Parties agree to the personal jurisdiction thereof, and irrevocably waive any objection to the venue of such action, including any objection that the action has been brought in an inconvenient forum.

10.9                        Authority.  Each Party and signatory to this Agreement represents and warrants to each other Party that such Party or signatory has full power, authority, and legal right, and has obtained all approvals and consents necessary, to execute, deliver, and perform all actions required under this Agreement.  The Parties acknowledge that this Agreement was drafted jointly by the Parties, that each Party has consulted with such Party’s own attorneys and fully understands its terms, and that each Party has received legal advice from such Party’s own attorneys regarding the advisability of entering into the settlement provided for in this Agreement and is executing this Agreement voluntarily and free of any force or duress.

10.10                 WAIVER OF JURY TRIAL.  EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.10.

10.11                 Headings.  The headings in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.12                 Counterparts.  This Agreement may be executed in counterparts by PDF, and each counterpart taken together shall be treated as a single and entire document and admissible in evidence as a duplicate original.

//////////  Intentionally left blank \\\\\\\\\\

Accepted and agreed:

IMSWORLD PUBLICATIONS LTD.		IMS HEALTH GMBH & CO. OHG

By:	/s/ James Berkshire	By:	/s/ Frank Wartenberg

Name:	James Berkshire	Name:	Dr. Frank Wartenberg

Title:	SVP Business Operations	Title:	President Central Europe

Dated: November 20, 2017		Dated: November 20, 2017

IMS HEALTH TECHNOLOGY SOLUTIONS NORWAY AS		IQVIA INC.

By:	/s/ M. Voll	By:	/s/ Harvey Ashman

Name:	M. Voll	Name:	Harvey Ashman

Title:	GM Nordics	Title:	Senior Vice President

Dated: November 20, 2017		Dated: November 20, 2017

Signature pages for the November 2017 Transaction Agreement among QuintilesIMS,
Charles River Associates, (CRA), Former QI Employees 1, 2, 3, 4 and 5

1

Accepted and agreed:

CRA INTERNATIONAL INC.		CRA INTERNATIONAL (UK) LIMITED

By:	/s/ Paul Maleh	By:	/s/ Paul Maleh

Name:	Paul Maleh	Name:	Paul Maleh

Title:	CEO and President	Title:	Director

Dated: November 20, 2017		Dated: November 20, 2017

Signature pages for the November 2017 Transaction Agreement among QuintilesIMS,
Charles River Associates, (CRA), Former QI Employees 1, 2, 3, 4 and 5

2

Accepted and agreed:

JOANNE CLARK

By:	/s/ Joanne Clark

Dated: November 20, 2017

Signature pages for the November 2017 Transaction Agreement among QuintilesIMS,
Charles River Associates, (CRA), Former QI Employees 1, 2, 3, 4 and 5

3

Accepted and agreed:

WALTER COLASANTE

By:	/s/ Walter Colasante

Dated: November 20, 2017

Signature pages for the November 2017 Transaction Agreement among QuintilesIMS,
Charles River Associates, (CRA), Former QI Employees 1, 2, 3, 4 and 5

4

Accepted and agreed:

EVA MARCHESE

By:	/s/ Eva Marchese

Dated: November 20, 2017

Signature pages for the November 2017 Transaction Agreement among QuintilesIMS,
Charles River Associates, (CRA), Former QI Employees 1, 2, 3, 4 and 5

5

Accepted and agreed:

CARLA NIVEN

By:	/s/ Carla Niven

Dated: November 20, 2017

Signature pages for the November 2017 Transaction Agreement among QuintilesIMS,
Charles River Associates, (CRA), Former QI Employees 1, 2, 3, 4 and 5

6

Accepted and agreed:

ANDRAS RUPPERT

By:	/s/ Andras Ruppert

Dated: November 20, 2017

Signature pages for the November 2017 Transaction Agreement among QuintilesIMS,
Charles River Associates, (CRA), Former QI Employees 1, 2, 3, 4 and 5

7

EXHIBIT D

RESTRICTED EMPLOYEE REQUIREMENTS

In accordance with Article VIII, CRA and QuintilesIMS agree as follows:

1.              Restricted Access Requirements.  CRA will establish physical, technical and administrative controls to completely segregate all QuintilesIMS Confidential Information that comes into CRA’s possession or control, regardless of source, including QuintilesIMS data received by CRA in connection with the TPA Program, sufficient to ensure no such QuintilesIMS Confidential Information ever comes, directly or indirectly, into the possession, custody or control of the Restricted Employee or is otherwise accessed or used by the Restricted Employee.  Under this Exhibit D, for the avoidance of doubt, should QuintilesIMS Confidential Information come into the possession of or be disclosed to the Restricted Employee due to the actions of a third-party not directed by CRA, such inadvertent possession shall not be a violation of this provision, provided that the Restricted Employee promptly notifies CRA of such possession and CRA takes prompt steps to remove access to such QuintilesIMS Confidential Information; and provided further that Restricted Employee has undertaken reasonable steps to inform such third party that Restricted Employee should not receive any further QuintilesIMS Confidential Information; and provided further the Restricted Employee makes prompt reasonable inquiry of the third party when the Restricted Employee has reason to know he may have received QuintilesIMS Confidential Information.  Restricted Access Requirements includes, but is not limited to:

a.              Role.  CRA will employ the Restricted Employee in roles that do not require any access to QuintilesIMS Confidential Information and the risk of inadvertent access to QuintilesIMS Confidential Information is very low.  As of the Effective Date, following is a description of the role and responsibilities held by the Restricted Employee (“CRA Role”). It is understood that the CRA Role as to the actual consulting activities he may undertake shall only be in effect until June 30, 2018, but the restriction to QuintilesIMS Confidential Information shall be in effect for three (3) years from the Effective Date.

The CRA Role includes assistance in the ongoing internal development of CRA’s Life Sciences practice in Europe.  This may involve a number of internal projects focused on the development of infrastructure within the Life Sciences practice.  These projects are expected to focus on the following types of issues: (a) integration with the ongoing strategic planning effort for the practice; (b) the practice’s organization structure; (c) objectives and metrics (KPIs) for the practice; (d) financial model of practice operations; model for an account planning process, including the role of account coordinators across (e) the Strategy, Policy, and Litigation sectors of CRA’s Life Sciences practice; (f) compensation models by staff level that appropriately reflects project, marketing, recruiting, and other practice development efforts; (g) employee recruiting and acquisition opportunities (unrelated to QuintilesIMS), including an assessment of the opportunity for the Life Sciences practice in Asia; and (h) participation in career development activities.

In addition, the CRA Role may also involve assistance with opportunity identification and projects in the Policy and Litigation sectors of CRA’s Life Sciences practices leveraging his knowledge of health systems.

The Restricted Employee may not be involved in consulting strategy projects that involve Pricing and Market Access Services (up until June 30, 2018) or QuintilesIMS Confidential Information but may be involved in selling and delivering consulting projects that do not involve Pricing and Market Access Services or QuintilesIMS Confidential Information or is otherwise consistent with the above services.

CRA represents and warrants that the CRA Role does not have, and will not have, any responsibilities relating to any project or activities involving access to QuintilesIMS Confidential Information.

b.              Projects.  CRA will not permit the Restricted Employee to work on any project or assignment (client, internal or otherwise) that includes the use of QuintilesIMS Confidential Information, whether or not the Restricted Employee will have access to QuintilesIMS Confidential Information.  The requirements of this paragraph 1(b) includes project management or project supervisory responsibilities (i.e. under CRA’s project administration he will not have any contact with the QuintilesIMS Confidential Information, be the named officer in charge or project manager or have any other project review responsibilities for projects that have QuintilesIMS Confidential Information). For avoidance of doubt, CRA employees may report to Restricted Employee as their direct supervisor other than with respect to specific project work as set out above.

c.               Meetings.  CRA will not permit the Restricted Employee to participate in any meetings (client, internal or otherwise) in which any QuintilesIMS Confidential Information is likely to be accessed, distributed, disclosed or discussed.

2.              Documentation Requirements.  CRA will create and maintain reasonably complete and accurate documentation of its compliance with Article VIII and this Exhibit D sufficient to allow a third party representative of QuintilesIMS to verify CRA’s compliance with all such obligations and confirm the Restricted Employee has not had access to any QuintilesIMS Confidential Information in accordance with Section 1.  Documentation Requirements include, but are not limited to:

a.              Restricted Employee Assignment Log.  CRA will maintain a contemporaneous written record of all Restricted Employee assignments, projects, business development and other non-administrative activities, including written confirmation for each such assignment, project, business development or other non-administrative activities that no QuintilesIMS Confidential Information was required, used or accessed in connection with such work.

b.              Restricted E-mail Messages.  CRA will retain a copy of all Restricted Employee e-mail messages (including attachments), received and sent, in unaltered form for a minimum period of one year.

c.               Internal CRA Repositories.  CRA will maintain a log of all Restricted Employee access to internal CRA document, knowledge, project and other computer accessible repositories for a minimum period of one year, including (1) identifying information associated with the file (e.g., file name and other identifying attributes) together with a copy of the file of any accessed material or (2) contemporaneous confirmation that each such access did not include any access to QuintilesIMS Confidential Information.

d.              Projects and Assignments Involving Access to QuintilesIMS Confidential Information.  For each CRA project and assignment of the Restricted Employee, CRA will maintain documentation to confirm that no QuintilesIMS Confidential Information has been used or accessed.

e.               Computer Logs.  All computers and devices authorized by CRA for use by the Restricted Employee in connection with the Restricted Employee’s employment with CRA will be subject to logging by CRA of all computer-based activity, including file creation, access, deletion, modification, transfer and printing; provided, however, CRA is not required to maintain logs associated with mobile device access to web browsing or web-based applications.

3.              Compliance Requirements.  CRA will take affirmative actions to communicate the relevant requirements of Article VIII and this Exhibit D to CRA Life Sciences employees, actively monitor CRA’s compliance with Article VIII and this Exhibit D, promptly notify QuintilesIMS of any non-compliance with CRA’s obligations, propose to QuintilesIMS appropriate remediation of non-compliance (both to correct the non-compliance and prevent future non-compliance), and implement those remediation actions mutually agreed upon by CRA and QuintilesIMS.  Compliance Requirements shall mean:

a.              Communicate.  CRA will directly communicate sufficient information to CRA Life Sciences employees regarding the requirements of Article VIII and this Exhibit D to ensure such CRA employees understand and abide by these requirements.  Such communication will occur quarterly or more frequently as CRA deems necessary to ensure such employees understand and abide by these requirements.  Simply posting information to CRA’s intranet or other on-line tool is not adequate to meet the requirements of this paragraph 3(a).

b.              Monitor.

i.      CRA will retain Deloitte (the “Monitor”) to monitor CRA’s compliance with Article VIII and this Exhibit D and evaluate whether the Restricted Employee had access to any QuintilesIMS Confidential Information.

ii.     The Monitor will have full and complete access to the personnel, facilities, books, and records of CRA related to CRA’s obligations under this Agreement, as the Monitor may reasonably request.  CRA will cooperate with any reasonable request of the Monitor.  The Monitor will give CRA reasonable notice of any request for such access or such information and shall attempt to schedule any access or requests for information in such a manner as will not unreasonably interfere with CRA’s operations.  At the request of the Monitor, CRA will promptly arrange meetings and discussions, including tours of relevant facilities, at reasonable times and locations between the Monitor and employees of CRA who have knowledge relevant to the proper discharge of the Monitor’s responsibilities.

iii.    The Monitor will undertake its monitoring activities quarterly (or more frequently if desired by the Monitor) and pursuant to protocols (including the reporting out process) that are subject to QuintilesIMS approval (not to be unreasonably withheld or delayed), and report its findings to both QuintilesIMS and CRA in written form (subject to reasonable redactions necessary to protect CRA and CRA client confidential or proprietary information, subject to QuintilesIMS’ audit rights pursuant to this Exhibit D) within five (5) Business Days following the end of each reporting period.  All fees and expenses of the Monitor will be paid by CRA.

iv.    In the event the Monitor finds any unauthorized access or use of QI Confidential Information, then CRA will retain the Monitor to conduct an investigation in the manner described in Article V.

c.               Assess.  CRA will routinely assess the effectiveness of its communication, monitoring, documentation and other compliance with the obligations specified in Article VIII and this Exhibit D and make changes to correct any deficiencies identified in such assessments.  CRA will create and preserve documentation to evidence such assessments and corrective actions taken in response to such deficiencies.

d.              Notify.  CRA will notify QuintilesIMS in writing within five (5) Business Days of (i) any Restricted Employee access to QuintilesIMS Confidential Information, and (ii) any material non-compliance with Article VIII and this Exhibit D.  Each such notice will contain a reasonable description of the non-compliance and CRA’s proposal to remedy the issue.

e.               Corrective Action.  Upon QuintilesIMS’ receipt of a notification pursuant to paragraph 3(d) above, CRA and QuintilesIMS shall promptly confer and agree upon steps to be taken by CRA to remedy the non-compliance and ensure such non-compliance does not occur again.  CRA will promptly implement mutually agreed corrective actions.  Any disciplinary action relating to such non-compliance shall be in CRA’s sole discretion.

f.                Designated Compliance Representative.  During CRA’s Employment of the Restricted Employee, CRA will designate a senior CRA employee (other than the Restricted Employee) to monitor and document compliance with CRA’s obligations pursuant to Article VIII and this Exhibit D (the “Designated CRA Compliance Representative”).  As of the Effective Date, the following CRA employee is the Designated CRA Compliance Representative:

Name:	Michael Swiatkowski

Title:	Associate General Counsel
Office location: Boston, MA

4.              Audit Requirements.  CRA agrees that an independent auditor selected by QuintilesIMS may, upon ten (10) days advance written notice to CRA, perform an audit of the processes, systems, records and documentation of CRA relating to any requirement or obligation under Article VIII and this Exhibit D.  Upon request of CRA, the auditor will execute a mutually agreed form of confidentiality agreement governing the treatment of any information or materials received by the auditor from CRA in connection with the audit.  The audit may be conducted at QuintilesIMS’ reasonable discretion by any one or more of the following: questionnaires, review of records or other documents, interviews or by other means designated by QuintilesIMS.  CRA shall maintain records of all documents required under this Exhibit D, as well as records maintained in the ordinary course of business that document or memorialize compliance with the terms of this Exhibit D.  CRA shall implement processes that allow for all documentation required pursuant to this Exhibit D to be collected and maintained by CRA for four (4) years from the Effective Date. The costs incurred by each party relating to an audit normally shall be borne by the party incurring such costs.  However, CRA shall reimburse QuintilesIMS for any costs incurred by QuintilesIMS in connection with an audit of CRA if such audit reveals a material breach by CRA of this Exhibit D.

Notwithstanding anything written in this Exhibit D and subject to Articles VI and VII of this Agreement, QuintilesIMS reserves the right to (a) pursue all legal action available to protect its property or enforce its rights, including the seeking of injunctive relief, and (b) use information disclosed to QuintilesIMS to evaluate CRA’s participation in the QuintilesIMS TPA Program. This Exhibit D shall be subject to data protection, data privacy and compliance with all applicable laws, as well as subject to reasonable redactions necessary to protect CRA or CRA client confidential or proprietary information, subject to QuintilesIMS’ audit rights pursuant to this Exhibit D.  Compliance with such data protection and/or data privacy laws shall not be a breach of this Agreement; provided, however, CRA shall reasonably cooperate with QuintilesIMS to avoid frustration of QuintilesIMS’ audit rights.

EXHIBIT E

UK CONSENT ORDER

Claim No. HQ17X01283

IN THE HIGH COURT OF JUSTICE

QUEEN’S BENCH DIVISION

Before:

BETWEEN:

IMS WORLD PUBLICATIONS LIMITED

Claimant

and

(1) EVA MARCHESE

(2) CARLA NIVEN

(3) WALTER COLASANTE

(4) JOANNE CLARK

Defendants

CONSENT ORDER

UPON reading the correspondence from the parties

AND UPON the parties having agreed confidential terms of settlement

BY CONSENT IT IS ORDERED that:

1.                                      All further proceedings in this case shall be stayed upon the terms set out in the confidential agreement identified in the Schedule to this Order, a copy of which has been retained by Pinsent Masons, except for the purposes of enforcing those terms.

2.                                      Either party may be permitted to apply to the Court to enforce the terms on which this case has been stayed without the need to bring a new claim.

3.                                      The Defendants’ Consent Orders dated 21 April 2017 in this action (as amended by the Consent Order dated 8 June 2017 and the confidential agreement identified in the Schedule to this Order) shall remain in full force and effect.

4.                                      There shall be no order as to costs.

AND IT IS RECORDED that the parties have agreed that any claim for breach of contract arising from an alleged breach of the terms set out in the Schedule to this Order may, unless the Court orders otherwise, be dealt with by way of an application to the Court without the need to start a new claim.

Dated this                        day of                                2017

Solicitors for the Claimant	Solicitors for the Defendants

Pinsent Masons LLP	Taylor Wessing LLP
30 Crown Place	5 New Street Square
Earl Street	London
London	EC4A 3TW
EC2A 4ES

Claim No. HQ17X01283

SCHEDULE

The confidential settlement agreement made between, amongst others, the Claimant and the Defendants dated this            day of                 2017.

Claim No. HQ17X01283

IN THE HIGH COURT OF JUSTICE

QUEEN’S BENCH DIVISION

BETWEEN:

IMS WORLD PUBLICATIONS LIMITED

Claimant

and

(1) EVA MARCHESE

(2) CARLA NIVEN

(3) WALTER COLASANTE

(4) JOANNE CLARK

Defendants

CONSENT ORDER

Solicitors for the Claimant

Pinsent Masons LLP

30 Crown Place

Earl Street

London

EC2A 4ES

t: +44 (0) 20 7418 7000

f: +44 (0) 20 7418 7050

Ref: EG/645482.07015

EXHIBIT F

STIPULATION

IMSWORLD PUBLICATIONS LIMITED, IMS HEALTH TECHNOLOGY SOLUTIONS NORWAY AS, IMS HEALTH
GMBH & CO. OHG, IQVIA INC.,	Civil Action No.

Plaintiffs,	STIPULATION RE: INJUNCTION ON CONSENT
vs.
CRA INTERNATIONAL INC., CRA INTERNATIONAL (UK) LIMITED, JOANNE CLARK, WALTER COLASANTE, EVA MARCHESE, CARLA NIVEN and ANDRAS RUPPERT,

Defendants.

WHEREAS,  Plaintiffs IMSWorld Publications Ltd. (“IMSWorld”), IMS Health Technology Solutions Norway AS (“IMS Health Norway”), IMS Health GMBH & CO. OHG (“IMS Health GMBH”), and IQVIA Inc. (“QuintilesIMS US” and with IMSWorld, IMS Health Norway, and IMS Health GMBH, collectively, “Plaintiffs”)  reached an Agreement with Defendants CRA International, Inc. (“CRA International”) and CRA International (UK) Limited (“CRA International (UK)” and with CRA International, “CRA”), and Defendants Joanne Clark, Walter Colasante, Eva Marchese, and Carla Niven (collectively, “Four Former UK Employees”) and Andras Ruppert, concerning CRA’s hiring of 17 former QuintilesIMS employees, including the Four Former UK Employees and Mr. Ruppert (collectively, the “Former QI Employees”);

WHEREAS, all of the Former QI Employees were subject to confidentiality obligations to QuintilesIMS in connection with their former QuintilesIMS employment and certain of those Former QI Employees were also subject to certain obligations of non-competition, employee non-solicitation and client non-solicitation in connection with their former QuintilesIMS employment;

WHEREAS QuintilesIMS contends that each of the Four Former UK Employees took QuintilesIMS Confidential Information (as defined in the Agreement) prior to their departure from QuintilesIMS, and certain of that QuintilesIMS Confidential Information was shared by Ms. Marchese with certain CRA employees without QuintilesIMS authorization;

WHEREAS, the Agreement compromised and settled the Parties’ disputes concerning the Four Former UK Employees’ compliance with their obligations under their QuintilesIMS employment agreements, and other related matters between QuintilesIMS, CRA, Mr. Ruppert and the Former QI Employees as specified in the Agreement;

WHEREAS the Agreement states that, if Defendants materially violate the Agreement, the resultant injury to Plaintiffs from such breach will be deemed irreparable, and this consent injunction against CRA and the Four Former UK Employees and Mr. Ruppert may be filed in this Court subject to the terms specified in the Agreement, to go into effect immediately upon entry by the Court, and service upon Defendants;

WHEREAS, the Court finds Defendants have materially breached their obligations under the Agreement;

THEREFORE, pursuant to the terms of the Agreement, the instant Stipulated Injunction on Consent and Order shall go into effect immediately upon entry by the Court and service upon Defendants:

1.                                      Defendants, and any persons or entities acting pursuant to their direction or under their control, are hereby enjoined and restrained from directly or indirectly:

a.                                      maintaining, possessing, using, disclosing, or providing to any third party, unauthorized QuintilesIMS Confidential Information;

b.                                      using unauthorized QuintilesIMS Confidential Information to solicit customers or render services to clients;

c.                                       using unauthorized QuintilesIMS Confidential Information to solicit Plaintiffs’ employees; and

d.                                      aiding and assisting Plaintiffs’ employees in violating their duties to, and restrictive covenants and confidentiality agreements with, Plaintiffs;

2.                                      Defendants shall:

a.                                      account for all unauthorized QuintilesIMS Confidential Information that they have in their possession, custody and control;

b.                                      return to Plaintiffs all unauthorized QuintilesIMS Confidential Information in their possession, custody and control;

c.                                       certify in writing and under the penalty of perjury, after returning unauthorized QuintilesIMS Confidential Information, that all paper and electronic copies of all unauthorized QuintilesIMS Confidential Information in their possession, custody or control have been returned and, if electronic, upon resolution of these proceedings, have been permanently deleted from any location where they have been stored, excluding any CRA emergency back-up systems that may have such information;

d.                                      provide an accounting for any products, plans, services, contracts or other materials that involve or rely on any unauthorized QuintilesIMS Confidential Information and for any business obtained by CRA as a consequence of the use of any QuintilesIMS Confidential Information and which use was not expressly authorized in writing by QuintilesIMS, and

e.                                       refrain from recruiting or hiring Plaintiffs’ employees through June 30, 2018.

3.                                      The Court shall retain jurisdiction to entertain such further proceedings and to enter such further orders as may be necessary or appropriate to implement and/or enforce the provisions of this Injunction on Consent and Order.

4.                                      In the event that Plaintiffs discover that Defendants, or any person or entities acting pursuant to their direction or control, are in violation of the terms of this injunction, the parties hereto agree that the damage will be deemed irreparable and:

a.                                      Plaintiffs shall be entitled to pursue any and all remedies available to them under the law, including but not limited to an order to show cause why Defendants should not be held in contempt and monetary damages; and

b.                                      Plaintiffs shall be entitled to any award of their reasonable attorneys’ fees and costs in enforcing this Stipulated Injunction on Consent and Order.

IT IS SO STIPULATED.

Dated:           November    , 2017

IMSWORLD PUBLICATIONS LIMITED, IMS HEALTH TECHNOLOGY SOLUTIONS NORWAY AS, IMS HEALTH GMBH & CO. OHG, IQVIA INC.	CRA INTERNATIONAL INC., CRA INTERNATIONAL (UK) LIMITED, JOANNE CLARK, WALTER COLASANTE, EVA MARCHESE, CARLA NIVEN and ANDRAS RUPPERT
By their attorneys,
By their attorneys,

Martin F. Gaynor III (BBO # 564384)
Nicholas D. Stellakis (BBO # 644981)	Dennis E. McKenna, Esq.
Katharine K. Foote (BBO # 694104)	Riemer Braunstein LLP
MANION GAYNOR & MANNING LLP	Three Center Plaza, Suite 600
125 High Street	Boston, Massachusetts 02108
Boston, MA 02210	Direct Dial: 617-880-3558
T: 617-670-8800	Direct Fax: 617-880-3456
F: 617-670-8801	DMckenna@riemerlaw.com
mgaynor@mgmlaw.com
nstellakis@mgmlaw.com
kfoote@mgmlaw.com

OF COUNSEL:	OF COUNSEL:
Michael B. Carlinsky (pro hac vice forthcoming)	Jason Halper
Maaren Shah (pro hac vice forthcoming)	CADWALADER, WICKERSHAM & TAFT LLP
John H. Chun (pro hac vice forthcoming)	200 Liberty Street
QUINN EMANUEL URQUHART	New York , NY 10281
& SULLIVAN, LLP	jason.halper@cwt.com
51 Madison Avenue, 22nd Floor
New York, NY 10010
(212) 849-7000
michaelcarlinsky@quinnemanuel.com
maarenshah@quinnemanuel.com
johnchun@quinnemanuel.com

ORDER

IT IS HEREBY ORDERED that:

1.                                      Defendants, and any persons or entities acting pursuant to their direction or under their control, are hereby enjoined and restrained from directly or indirectly:

a.                                      maintaining, possessing, using, disclosing, or providing to any third party, unauthorized QuintilesIMS Confidential Information;

b.                                      using unauthorized QuintilesIMS Confidential Information to solicit customers or render services to clients;

c.                                       using unauthorized QuintilesIMS Confidential Information to solicit Plaintiffs’ employees; and

d.                                      aiding and assisting Plaintiffs’ employees in violating their duties to, and restrictive covenants and confidentiality agreements with, Plaintiffs;

2.                                      Defendants shall:

a.                                      account for all unauthorized QuintilesIMS Confidential Information that they have in their possession, custody and control;

b.                                      return to Plaintiffs all unauthorized QuintilesIMS Confidential Information in their possession, custody and control;

c.                                       certify in writing and under the penalty of perjury, after returning unauthorized QuintilesIMS Confidential Information, that all paper and electronic copies of all unauthorized QuintilesIMS Confidential Information in their possession, custody or control have been returned and, if electronic, upon resolution of these proceedings, have been permanently deleted from any location where they have been stored excluding any CRA emergency back-up systems that may have such information;

d.                                      provide an accounting for any products, plans, services, contracts or other materials that involve or rely on any unauthorized QuintilesIMS Confidential Information and for any business obtained by CRA as a consequence of its unlawful actions, and

e.                                       refrain from recruiting or hiring Plaintiffs’ employees through June 30, 2018.

3.                                      The Court shall retain jurisdiction to entertain such further proceedings and to enter such further orders as may be necessary or appropriate to implement and/or enforce the provisions of this Injunction on Consent and Order.

4.                                      In the event that Plaintiffs discover that Defendants, or any person or entities acting pursuant to their direction or control, are in violation of the terms of this injunction, the parties agree that the damage will be deemed irreparable and Plaintiffs shall be entitled to pursue any and all remedies available to them under the law, including but not limited to an order to show cause why Defendants should not be held in contempt and monetary damages; and

5.                                      Plaintiffs shall be entitled to any award of their reasonable attorneys’ fees and costs in enforcing this Stipulated Injunction on Consent and Order.

DATED:

Hon.

EXHIBIT G — NORWAY CONSENT ORDER

JOINT PLEADING

TO

OSLO DISTRICT COURT

Oslo, [•] November 2017

Case no. 17-109473TVI-OTIR/01

Plaintiff no. 1	IMS Health Technology Solutions Norway AS v/styreleder Mark Andrew Sherriff Trollåsveien 4 1414 Trollåsen

Counsel:	Advokat Anders Sundsdal Advokatfirmaet Thommessen AS Postboks 1484 Vika 0116 Oslo

Plaintiff no. 2	IMSWorld Publications Limited v/styrets leder 210 Pentonville Road London N1 9JY

Counsel:	Advokat Anders Sundsdal Advokatfirmaet Thommessen AS Postboks 1484 Vika 0116 Oslo

Defendant	Andras Ruppert Lyder Sagens gate 30 0358 Oslo

Counsel:	Advokat Martin Haukland Advokatfirmaet Haavind AS Postboks 359 Sentrum 0101 Oslo

The case concerns:	Breach of employee’s duty of loyalty

* * *

The parties have settled the case. The settlement includes the question of legal costs. Hence the parties require the case to be dismissed.

The parties waive the right to have the Court’s decision to dismiss the case formally served upon them.

The parties present the following joint

statement of claim:

Case no. 17-109473TVI-OTIR/01 is dismissed.

* * *

This pleading is uploaded to the Aktørportalen.

Oslo, [•] November 2017

Anders Sundsdal	Martin Haukland
Advokat	Advokat

FELLES PROSESSKRIV

TIL

OSLO TINGRETT

Oslo, [•]. november 2017

Sak nr. 17-109473TVI-OTIR/01

Saksøker nr 1	IMS Health Technology Solutions Norway AS v/styreleder Mark Andrew Sherriff Trollåsveien 4 1414 Trollåsen

Prosessfullmektig:	Advokat Anders Sundsdal Advokatfirmaet Thommessen AS Postboks 1484 Vika 0116 Oslo

Saksøker nr 2	IMSWorld Publications Limited v/styrets leder 210 Pentonville Road London N1 9JY

Prosessfullmektig:	Advokat Anders Sundsdal Advokatfirmaet Thommessen AS Postboks 1484 Vika 0116 Oslo

Saksøkt	Andras Ruppert Lyder Sagens gate 30 0358 Oslo

Prosessfullmektig:	Advokat Martin Haukland Advokatfirmaet Haavind AS Postboks 359 Sentrum 0101 Oslo

Saken gjelder:	Brudd på arbeidstakers lojalitetsplikt

* * *

Partene har inngått forlik i saken. Forliket omfatter sakskostnadsspørsmålet. Partene begjærer derfor saken hevet som forlikt.

Partene frafaller rett til forkynnelse av hevingskjennelsen.

Det nedlegges slik felles

påstand:

Sak nr. 17-109473TVI-OTIR/01 heves.

* * *

Dette prosesskrivet er lastet opp i Aktørportalen.

Oslo, [•] november 2017

Anders Sundsdal	Martin Haukland
Advokat	Advokat

EXHIBIT H — NOTICE TO DATA PROTECTION AUTHORITY

The Norwegian Data Protection Authority

Post box 8177 Dep.

0035 Oslo

Oslo, [date]

WITHDRAWAL OF COMPLAINT

Reference is made to the complaint regarding alleged illegal use of an employee’s personal data against IMS Health Technology Solutions Norway AS, as filed on behalf of Andras Ruppert dated 6 July 2017 (the “Complaint”).

In the Complaint, we requested that the Data Protection Authority open a case against Mr. Ruppert’s former employer IMS Health Technology Solutions Norway AS. The sister company IMSWorld Publications Ltd was also mentioned in the complaint.

The Complaint was filed in relation to an employment dispute between the above mentioned parties. The dispute is now settled. Hence, on behalf of Mr. Ruppert, we hereby withdraw the Complaint and request that the Data Protection Authority dismiss any ongoing case against Mr. Ruppert’s former employer. For the avoidance of doubt, Mr. Ruppert believes there was a misunderstanding that has been resolved between him and the above mentioned companies and he is no longer pursuing this matter.

Best regards

[Ruppert’s legal counsel]

Datatilsynet

Postboks 8177 Dep.

0035 Oslo

Oslo, [dato]

TREKKING AV KLAGE

Vi viser til klage om påstått ulovlig bruk av arbeidstakers personopplysninger mot IMS Health Technology Solutions Norway AS, som ble sendt på vegne av Andras Ruppert 6. juli 2017 (“Klagen”).

I Klagen ble det bedt om at Datatilsynet opprettet en sak mot Rupperts tidligere arbeidsgiver IMS Health Technology Solutions Norway AS. Søsterselskapet IMSWorld Publications Ltd ble også nevnt i Klagen.

Klagen ble fremsatt i sammenheng med en arbeidsrettslig tvist mellom partene nevnt ovenfor. Tvisten er nå forlikt. På bakgrunn av dette trekker vi på vegne av Ruppert den fremsatte Klagen og ber om at Datatilsynet henlegger eventuelle pågående saker mot Rupperts tidligere arbeidsgiver. For å unngå uklarhet, er det Rupperts oppfatning at det har vært en misforståelse mellom ham og de ovennevnte selskapene som nå er løst, og han ønsker ikke lenger å forfølge denne saken.

Med vennlig hilsen

[Rupperts advokat]